EXHIBIT 10.21
AMENDMENT 2013-1
MERCURY GENERAL CORPORATION
PROFIT SHARING PLAN
WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);
WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and
Whereas, the Company deems it necessary, and in the best Interests of the Plan and the Company, to amend the Plan in certain particulars.
NOW, THEREFORE, the Plan is hereby amended, effective as of the dates set forth below, as follows:
1. Effective January 1, 2014, the definition of Break in Employment in Section 1.2 of the Plan is amended to read as follows in its entirety:
“‘Break in Employment’ shall mean the earlier of (i) an Employee’s termination of Employment as a result of resignation, discharge, retirement, or death, or (ii) the first anniversary of the date the Employee is absent from service with the employer for any other reason, such as disability, leave of absence, vacation, layoff, etc.). Failure to return to work after the expiration of any leave of absence or after recall from any temporary layoff shall be considered a resignation effective as of the expiration of such leave of absence or recall from layoff. Failure of any Employee on military leave to make application for reemployment within the period of time during which he is entitled to retention of reemployment rights under applicable laws of the United States shall be considered a resignation effective as of the expiration date of such reemployment rights.”

2. Effective January 1, 2014, Section 1.2 of the Plan is amended by adding the following new definitions of “Period of Service” and “Period of Severance” immediately after the definition of “Participating Affiliate” thereafter:
“‘Period of Service’ shall mean a period of service commencing on the Employee’s Vesting Service Date and ending upon his Break in Employment.
‘Period of Severance’ shall mean the period of time commencing on the day after an Employee’s Break in Employment and ending on his Reemployment Commencement Date.”
3.    Effective January 1, 2014, Section 1.2 of the Plan is amended by adding the following new definition of “Reemployment Commencement Date” immediately following the definition of “Plan Year” thereunder:
“‘Reemployment Commencement Date’ shall mean the first date following a Employee’s Break in Employment on which the Employee performs an Hour of Service.”
4.    Effective January 1, 2014, Section 1.2 of the Plan is amended by adding the following new definition of “Vesting Service Date” immediately after the definition of “Valuation Date” thereunder:
“‘Vesting Service Date’ shall mean the date an Employee first completes an Hour of Service. If an Employee has a Break in Employment and the Employee then performs an Hour of Service within 12 months of such Break in Employment, his Vesting Service Date is not adjusted upon his reemployment. Thus, a Period of Severance of less than twelve months is treated as a Period of Service. For an Employee who has a Reemployment Commencement Date after a Period of Severance of twelve months or more, the Vesting Service Date is an adjusted date. The adjusted date is determined by counting backwards from the Reemployment Commencement Date the number of days previously credited to the Employee as a Period of Service. This process shall be repeated for Employees who are rehired more than once.
A Participant’s Vesting Service Date shall not be adjusted for the following period or periods of absence from service (that is, such period or periods shall be treated as a Period of Service) if the Employee was in the service of the Company or a Related Company on the day prior to such a period:
(a) Service in the Armed Forces of the United States or the Public Health Service of the United States as a result of which such Employee is entitled to reemployment rights from the Company pursuant to the provisions of Section 459 of

Title 50 of the United States Code, provided that the Employee returns to work within the time period specified in Section 459.
(b) Approved Absences granted (either before or after the absence) by the Company in accordance with nondiscriminatory policies for any purpose, including, but not limited to, sickness or accident, or for the convenience of the Company, and vacation periods.
For purposes of computing vesting service, a Participant’s Vesting Service Date shall include service with a Related Company.”
5.    Effective January 1, 2014, Section 1.2 of the Plan is amended by adding the following at the end of the definition of “Year of Vesting Service” thereunder:
“Notwithstanding the foregoing, for service performed commencing January 1, 2014 and thereafter, a ‘Year of Vesting Service’ shall mean a 365 day Period of Service. For this purpose, an Employee shall be credited with a number of Years of Vesting Service equal to the Employee’s Period of Service divided by 365. Any remaining Period of Service less than 365 days shall be disregarded. In computing the Years of Vesting Service rendered to the Company, a Participant’s total Period of Service shall be taken into account. For any Participant who had at least one Hour of Service before January 1, 2014, Years of Vesting Service shall equal the sum of (i) the Participant’s Years of Vesting Service for all Plan Years through December 31, 2013, determined under the terms of the Plan in effect prior to January 1, 2014, plus (ii) the Participant’s Years of Vesting Service for service commencing January 1, 2014, determined as described above. Such treatment of each Participant who had at least one Hour of Service before January 1, 2014 is intended to satisfy Section 1.410(a)-7(f)(1) of the Treasury Regulations.”
6.    Effective January 1, 2014, Sections 6.2(b), 6.2(c) and 6.2(d) of the Plan are amended to read as follows:
“(b) If a Participant incurs a Period of Severance of 60 consecutive months or more before he has a vested interest, his Years of Vesting Service completed prior to such Period of Severance shall be taken into account if, and only if, the Period of Severance following his Break in Employment is less than the Participant’s Period of Service completed prior to his Break in Employment.
(c) If a Participant incurs a Break in Employment which is followed by a Period of Severance of 60 consecutive months or more and he subsequently has a Reemployment Commencement Date, no Year of Vesting Service after such Period of Severance shall be taken into account in determining the vested percentage in a Participant’s Company Contributions Account, ESOP Account and Employer Matching Contributions Account accrued up to his Break in Employment.
(d) When a Participant incurs a Break in Employment in any Plan Year when he is not 100% vested in his Accounts, and he receives a distribution of his vested Account balance, the unvested portion of that portion of the Accounts distributed shall be forfeited, and allocated in the manner provided in Sections 3.1(c), 3.3(b), or 4.3, as applicable. Such forfeitures shall occur as of the last day of the calendar quarter in which the Participant receives the distribution in the case of allocations of Company Contributions, Employer Matching Contributions or ESOP Contributions, and such forfeitures shall be made in accordance with Section 54.4975-11(d)(4) of the Treasury Regulations. For purposes of the preceding sentence, a Participant who ceases to participate in the Plan and whose nonforfeitable percentage in his Accounts is zero, shall be deemed to have received a complete distribution of the nonforfeitable portion of his Company Contributions Account, ESOP Account and Employer Matching Contributions Account. If a former Participant who has suffered a forfeiture on account of his termination of participation in accordance with this Section 6.2(d) has a Reemployment Commencement Date before incurring a Period of Severance of 60 consecutive months and repays to the Plan all money distributed from his Accounts prior to 60 months after such Reemployment Commencement Date, any amounts so forfeited (unadjusted for any increase or decrease in the value of Trust assets subsequent to the date on which the forfeiture occurred) shall be reinstated to the Participant’s Accounts within a reasonable time after such repayment. Such reinstatement shall be made from forfeitures of Participants occurring during the Plan Year in which such reinstatement occurs to the extent such forfeitures are attributable to contributions by the same Company (or a Company that is a Related Company to that Company), and earnings on such contributions; provided, however, if such forfeitures are not sufficient to provide such reinstatement, the reinstatement shall be made from the current year’s contribution by that Company to the Plan.”
7.    Effective January 1, 2014, Section 6.2(e) of the Plan is deleted.

8.    Effective as of July 1, 2013, Section 7.3 of the Plan is amended to read as follows:
“7.3    Withdrawals from Accounts Upon Attaining Age 59-1/2; Withdrawals from Rollover Accounts.
After attaining age 59-1/2, a Participant who is fully vested in all of his Accounts may elect to withdraw amounts, in cash, from his Accounts. In addition, a Participant may elect to withdraw his Rollover Account at any time. For purposes of withdrawals under this section, a Participant’s Accounts shall be valued as of the Valuation Date immediately following the Committee’s acceptance of the Participant’s written application for a distribution under this Section.”
9.    Effective as of July 1, 2013, Section 7.8(d) of the Plan is amended to read as follows:
“(d) All loan payments shall be transmitted by the Company to the Trustee as soon as practicable but not later than the date of transmittal to the Trustee of Compensation Deferrals withheld during the month during which such loan amounts were received or withheld. Each loan may be prepaid in full at the end of any month, provided, however, that a Participant cannot apply for a new loan until at least 7 calendar days after the date of such prepayment. Partial prepayments are not permitted. Any prepayment shall be paid directly to the Trustee in accordance with procedures adopted by the Committee.”
IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment to the Plan this 31st day of December, 2013.

MERCURY GENERAL CORPORATION

By:	/s/ GABRIEL TIRADOR

Its:	Chief Executive Officer